PROMISSORY NOTE

Stamford, Connecticut
January 31, 2000

$56,845.32

         FOR VALUE RECEIVED, Robert W. Pearl ("Maker") promises to pay to SmartServ Online, Inc., a Delaware corporation (the "Company"), or order, the principal sum of Fifty-Six Thousand Eight Hundred Forty-Five Dollars and Thirty-Two Cents ($56,845.32), together with interest on the unpaid principal hereof from the date hereof at the rate of 7.50% [such interest equal to one point below the prime rate as of the date of this Note] per annum, compounded annually. Notwithstanding the foregoing, the principal amount of the Note shall be subject to an automatic reduction to the Adjusted Principal Amount pursuant to the terms of the Purchase Agreement (as defined below).

         This Note shall be due and payable in full on October 12, 2004 (the "Due Date"), unless accelerated as provided herein. Upon the termination of the Maker from the Company for Cause, the whole unpaid balance of principal and interest on this Note shall become immediately due at the option of the holder of this Note. In the event that the Maker terminates his employment with the Company for Good Reason, the whole unpaid balance on this Note of principal and interest shall be due and payable upon the earlier of the Due Date or six (6) months from the Date of Termination. In the event that the Maker terminates his employment with the Company without Good Reason, the whole unpaid balance of principal and interest on this note shall be due and payable upon the earlier of the Due Date or sixty (60) days from the date of termination. Payments of principal and interest shall be made in lawful money of the United States of America.

         The undersigned may at any time prepay without penalty all or any portion of the principal owing hereunder.

         This Note is subject to the terms of that certain Restricted Stock Purchase Agreement by and between the Company and Robert W. Pearl, dated as of October 13, 1999 (the "Purchase Agreement") and capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement. This Note is secured by a pledge of the Company's Common Stock under the terms of a Security Agreement of even date herewith (the "Security Agreement") and is subject to all the provisions thereof.

         This Note is intended to evidence a non-recourse obligation with respect to the principal hereof to secure the purchase of the Company's Common Stock pursuant to the Purchase Agreement. Accordingly, this Note shall be without recourse with respect to the principal against Robert W. Pearl and no person entitled to payment under this Note shall have any right to his assets other than the collateral given for this Note and earnings attributable to such collateral or the investment of such collateral, if any. The obligation to repay interest pursuant to the terms of this Note shall be a recourse obligation.

         This Note shall be governed and construed in accordance with the laws of the State of Connecticut.

/s/ Robert W. Pearl
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Robert W. Pearl